EXHIBIT 10.9

                                           HANA BIOSCIENCES, INC.
                                           400 Oyster Point Boulevard, Suite 215
                                           South San Francisco, CA 94080

                                October 21, 2004

Dr. Gregory I. Berk, M.D.
1999 Broadway
San Francisco, CA 94109


Dear Greg:

         On behalf of Hana Biosciences, Inc. (the "Company"), I wanted to again let you know how pleased we are that you will be joining the Company as its Vice President, Chief Medical Officer. As you know, you and the Company have entered into an Employment Agreement dated October 21, 2004 (the "Employment Agreement"), which sets forth certain terms and conditions of your employment with the Company. In addition to the terms of the Employment Agreement, you and the Company have also agreed as follows:

         1. Housing Subsidy. You are entitled to receive from the Company a housing subsidy in an amount not to exceed the annual sum of Seventy Three Thousand Dollars ($73,000) (the "Housing Subsidy"). The Housing Subsidy shall be reviewed annually by the CEO and Board of Directors (or the Compensation Committee thereof) during the Term (as defined in the Employment Agreement). The Housing Subsidy shall be payable on a monthly basis, on the first day of each calendar month.

         2. Signing Bonus. The Company will pay you a bonus of $25,000 within 10 days following the "Effective Date" (as defined in the Employment Agreement) as reimbursement for moving expenses.

         3. Incentive Bonus. You will also be eligible to receive periodic incentive bonuses based upon the successful accomplishment of milestones to be determined by the Chief Executive Officer of the Company. Target bonus for 2004 is 30% of the prorated amount of your Base Salary paid in 2004, and will be determined by the Board thereafter.

         4. Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to you under this letter agreement.

         5. Stock Options. As additional compensation for the services to be rendered by you pursuant to the Employment Agreement, the Company shall grant to you stock options ("Stock Options") to purchase 150,000 shares of Common Stock of the Company. The Stock Options shall vest, if at all, in three (3) equal installments on each anniversary of your employment or the Effective Date with an exercise price of $2.39. In connection with and as a condition to such grant, you shall enter into the Company's standard stock option agreement which will incorporate the foregoing vesting schedule and the Stock Option related provisions contained in Section 9 of the Employment Agreement. The Board of Directors (or the Compensation Committee thereof) will annually review the number of Stock Options granted to you to determine whether an additional grant of stock options is warranted.

         Please acknowledge your agreement to the above terms by signing below and returning to me at your earliest possible convenience.

                                    Sincerely,

                                    Hana Biosciences, Inc.


                                    By: /s/ Mark J. Ahn
                                        ---------------------------------------
                                        Mark J. Ahn
                                        Its President & Chief Executive Officer


                                 Acknowledgment

         I understand, acknowledge and agree to the terms and conditions set forth in this letter agreement.

Dated: October 26, 2004                 /s/ Gregory I. Berk
                                        ---------------------------------------
                                        Gregory I. Berk, M.D.